Exhibit 99.01

DexCom Inc. Reports First Quarter 2010 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-May 5, 2010) - DexCom, Inc. (Nasdaq: DXCM) today reported its unaudited financial results for the quarter ended March 31, 2010.

Product revenue grew to approximately $6.8 million for the first quarter of 2010, an increase of approximately 153% from the $2.7 million in product revenue reported for the first quarter of 2009, and an increase of approximately 2% from the $6.6 million in product revenue reported for the fourth quarter of 2009. Total first quarter 2010 revenue, which includes development grant and other revenue, was $9.5 million, an increase of approximately 83% from the same quarter in 2009, and a decrease of approximately 9% from the fourth quarter of 2009. The decrease in total revenue reported compared to the fourth quarter of 2009 was primarily due to a one-time milestone payment recorded as development grant and other revenue in the fourth quarter of 2009 compared to none for the first quarter of 2010. The Company reported a net loss of $20.3 million, up from $13.1 million for the first quarter of 2009. The net loss included $11.8 million in non-cash expenses during the first quarter of 2010, attributed primarily to loss on the extinguishment of debt upon conversion of our convertible notes and share-based compensation. In particular, the increase in net loss was primarily due to $7.9 million in non-cash expense on the extinguishment of debt upon conversion of our convertible notes in the first quarter of 2010 compared to none in the first quarter of 2009. Net loss was $0.40 per share for the first quarter of 2010, up from a net loss of $0.33 per share for the first quarter of 2009. During the quarter ended March 31, 2010, we converted $54 million of the $60 million in outstanding convertible debt into approximately 7.2 million shares of common stock. Assuming we did not convert any debt during the quarter, the non-GAAP loss-per-share would have been $0.27.

Product cost of sales increased $1.6 million to $5.1 million for the first quarter of 2010 compared to $3.5 million for the same quarter in 2009, primarily due to increased volume of product sales. Total cost of sales was $6.1 million for the first quarter of 2010, compared to $5.5 million for the first quarter of 2009. The increase was due to additional product sales offset by lower development and other costs related to development and collaboration agreements entered into during 2008. Research and development expense increased by approximately $1.5 million to $4.7 million for the first quarter of 2010, compared to $3.2 million for the first quarter of 2009. The increase in research and development expense was due primarily to increased development efforts for our ambulatory products and decreased activity under our development and collaboration agreements. Selling, general and administrative expense increased by approximately $1.9 million to $9.8 million for the first quarter of 2010, compared to $7.9 million for the first quarter of 2009, with the change primarily due to additional customer service, sales and international development costs. As of March 31, 2010, the Company had $52.1 million in cash, marketable securities, and restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or 1 (847) 413-3238 (International) and use the confirmation number “26929407” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2010, as filed with the Securities and Exchange Commission on May 5, 2010.

Non-GAAP Financial Measures

DexCom has provided in this release financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP net loss and basic and diluted loss per share, which excludes non-cash loss on the extinguishment of debt upon conversion of convertible notes and includes additional interest expense for coupon interest, debt discount accretion and debt issuance cost amortization relating to the entire $60 million of principal notes outstanding as if none of the notes were converted during the quarter. This non-GAAP information is provided to enhance the reader’s overall understanding of our current financial performance as compared to prior periods by presenting the current period net loss and net loss per share as if none of the notes were converted during the quarter. The presentation of this additional information should not be considered in isolation or as a substitute for results or superior to results prepared in accordance with accounting principles generally accepted in the United States.

FOR MORE INFORMATION:

Steven R. Pacelli

Chief Administrative Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands – except par value data)

(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$10,700	$3,577
Short-term marketable securities, available-for-sale	39,221	24,439
Accounts receivable, net	3,801	3,490
Inventory, net	3,851	2,641
Prepaid and other current assets	1,436	2,773

Total current assets	59,009	36,920
Property and equipment, net	6,880	6,422
Restricted cash	2,189	2,414
Other assets	236	1,192

Total assets	$68,314	$46,948

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,112	$5,745
Accrued payroll and related expenses	4,048	4,406
Current portion of long-term debt	900	900
Current portion of deferred revenue	5,768	7,745

Total current liabilities	15,828	18,796
Other liabilities	791	840
Long-term debt, net of current portion	4,968	45,757

Total liabilities	21,587	65,393
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 5,000 shares authorized; no shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	—	—
Common stock, $0.001 par value, 100,000 authorized; 57,717 and 57,436 issued and outstanding, respectively, at March 31, 2010; and 46,324 and 46,045 shares issued and outstanding, respectively, at December 31, 2009	58	46
Additional paid-in capital	358,190	272,730
Accumulated other comprehensive loss	(40)	(13)
Accumulated deficit	(311,481)	(291,208)

Total stockholders’ equity (deficit)	46,727	(18,445)

Total liabilities and stockholders’ equity (deficit)	$68,314	$46,948

DexCom, Inc.

Consolidated Statements of Operations

(In thousands – except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Product revenue	$6,764	$2,672
Development grant and other revenue	2,781	2,540

Total revenue	9,545	5,212
Product cost of sales	5,140	3,522
Development and other cost of sales	946	1,953

Total cost of sales	6,086	5,475

Gross margin (deficit)	3,459	(263)
Operating expenses
Research and development	4,739	3,171
Selling, general and administrative	9,794	7,903

Total operating expenses	14,533	11,074
Operating loss	(11,074)	(11,337)
Interest income	30	123
Interest expense	(1,299)	(1,928)
Loss on debt extinguishment upon conversion of convertible debt	(7,930)	—

Net loss	$(20,273)	$(13,142)

Basic and diluted net loss per share	$(0.40)	$(0.33)

Shares used to compute basic and diluted net loss per share	51,291	39,569

DexCom, Inc.

Reconciliation of Non-GAAP Adjustments

(In thousands – except per share data)

(Unaudited)

Three Months Ended March 31,
2010
Net loss:
GAAP net loss	$(20,273)
Loss on the extinguishment of debt upon conversion of convertible notes	7,930
Adjustments to interest expense related to additional coupon interest, debt discount accretion and debt issuance cost amortization	(864)

Non-GAAP net loss	$(13,207)

Basic and diluted net loss per share:
GAAP basic and diluted net loss per share	$(0.40)
Loss on the extinguishment of debt upon conversion of convertible notes	0.16
Adjustments to interest expense related to additional coupon interest, debt discount accretion and debt issuance cost amortization	(0.02)
Adjustments due to lower outstanding shares used to compute GAAP and non-GAAP net loss per share	(0.01)

Non-GAAP basic and diluted net loss per share	$(0.27)

Shares used to compute Non-GAAP basic and diluted net loss per share	49,209

Shares used to compute basic and diluted net loss per share:
Shares used to compute GAAP basic and diluted net loss per share	51,291
Adjustments to weighted average shares issued upon conversion of convertible notes	(2,082)

Shares used to compute Non-GAAP basic and diluted net loss per share	49,209